Exhibit 10.10

INDEMNIFICATION AGREEMENT

THIS AGREEMENT IS MADE AND ENTERED INTO AS OF [DATE] BETWEEN

1.	PROQR THERAPEUTICS N.V., a public limited liability company (naamloze vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, having its corporate seat at Leiden and its address at Darwinweg 24, 2333 CR, Leiden, registered with the trade register of the Dutch Chamber of Commerce under number 54600790 (the Company), and

2.	[name], an individual, born on [date] in [city], currently residing at [address] (the Indemnitee),

The Company and the Indemnitee hereinafter jointly also referred to as the Parties and each individually as a Party,

WHEREAS

A.	The articles of association of the Company contain an indemnification for current and former Managing Directors and current and former Supervisory Directors and provide that the Supervisory Board may stipulate additional terms, conditions and restrictions in relation to the indemnification. Further, the indemnification for current and former Managing Directors and current and former Supervisory Directors also applies mutatis mutandis to such other current and former Officers of the Company as the Management Board of the Company may determine in its sole discretion.

B.	Both the Company and the Indemnitee recognize the increased risk of expensive and time-consuming litigation and other claims being asserted against directors and officers of companies and that highly competent and experienced persons have become more reluctant to serve or continue to serve companies as directors or officers unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of companies.

C.	The Management Board and Supervisory Board have determined that:

a.	an increased difficulty in attracting and retaining highly competent persons, such as the Indemnitee, is detrimental to the best interests of the Company and its business;

b.	the Company may not be able - now or in the future - to obtain and keep liability insurance with full and adequate coverage for directors and officers;

c.	it is reasonable, prudent and in the best interests of the Company and its business to, in furtherance of the Company’s articles of association, enter into this Agreement (i) to provide for the indemnification of and advancement of expenses to the Indemnitee as set forth in this Agreement in order to provide increased certainty of protection to the Indemnitee and induce the Indemnitee to provide and continue to provide services to the Company, and (ii) pursuant to article 24.3 of the Company’s articles of association, stipulate additional terms, conditions and restrictions as set forth in this Agreement in relation to such indemnification.

D.	The Indemnitee [serves/has agreed to serve/has been requested by the Company to serve] as a [Managing Director / Supervisory Director / Officer [insert title / position]].

THE PARTIES NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	The following capitalized terms and expressions in this Agreement shall have the following meanings:

Advance	an advance as referred to in Clause 3.1;

Agreement	this indemnification agreement;

Business Day	a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for the conduct of normal business;

Clause	a clause of this Agreement;

Disinterested	a Managing Director or a Supervisory Director, as

Director	the case may be, who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee;

Expenses	all attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, printing and binding costs, telephone charges, postage and all other actual out of pocket expenses, not including any compensation for time spent by the Indemnitee, any settlement payments or any amount of judgments, arbitral awards or fines;

Independent Counsel	an attorney or firm of attorneys that is experienced in matters of corporation law in the appropriate jurisdictions and neither currently is, nor in the past three (3) years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement and/or the indemnification provisions of the Company’s articles of association, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interests in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement;

Officer	an officer of the Company who is not a Managing Director or a Supervisory Director

Management Board	the Company’s Management Board;

Managing Director	a member of the Management Board;

Liabilities	any financial losses or damages;

Supervisory Board	the Company’s supervisory board;

Supervisory Director	a member of the Supervisory Board;

Proceeding	any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal.

1.2	For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.	Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning including without limitation except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

d.	Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

e.	Drafting party No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision. It is acknowledged that representatives of each Party have participated in the drafting and negotiation of this Agreement.

f.	Language If there is a discrepancy between an English language word and a Dutch language word used to clarify it and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

g.	Dutch concepts References to any Dutch legal concept in any

jurisdiction other than the Netherlands shall be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

h.	No right to be retained Nothing in this Agreement shall be construed as giving the Indemnitee any right to be retained in the employ or otherwise in the service of the Company.

i.	Final and binding decisions Any reference in this Agreement to a final and binding decision of a court or arbitral tribunal, shall mean: (a) with respect to a court, a final and binding, full or partial, decision of a court (geheel of gedeeltelijk gerechtelijk eindvonnis met gezag van gewijsde), without possibility for appeal, and (b) with respect to an arbitral tribunal, a final and binding, full or partial, decision of an arbitral tribunal (geheel of gedeeltelijk arbitraal eindvonnis met gezag van gewijsde), without possibility for arbitral appeal to the same or another arbitral tribunal.

2	INDEMNIFICATION

2.1	The Company shall indemnify the Indemnitee against:

a.	any Liabilities incurred by the Indemnitee; and

b.	any Expenses reasonably paid or incurred by the Indemnitee in connection with any Proceeding,

to the extent this directly relates to his position as a Managing Director, Supervisory Director, Officer or former Officer with the Company, in each case to the fullest extent permitted by applicable law.

2.2	Notwithstanding any other provision of this Agreement, no indemnification shall be given to the Indemnitee:

a.	if a Dutch court has established, without possibility for appeal, that the acts or omissions of the Indemnitee that led to the Liabilities or Proceeding as described in Clause 2.1 result from an improper performance of his duties as a Managing Director, former Managing Director, Supervisory Director, former Supervisory Director, Officer or former Officer, as applicable, or from an unlawful or illegal act;

b.	to the extent that his Liabilities and Expenses are covered by an insurance and the insurer has settled these Liabilities and Expenses (or has indicated that it would do so);

c.	in connection with any Proceeding (or any part of any Proceeding) initiated by the Indemnitee, including any

Proceeding (or any part of any Proceeding) initiated by the Indemnitee against the Company or its Managing Directors, Supervisory Directors, Officers or person indemnified by the Company, unless (i) the Management Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) such Proceeding or part of a Proceeding is brought by the Indemnitee to interpret or enforce this Agreement or any related indemnification obligations in a Company policy of insurance or the Company’s governing documents (unless and to the extent a competent court or arbitral tribunal with jurisdiction over such action determines, in a final and binding decision, that the material assertions or defences asserted by the Indemnitee in such action were made in bad faith or were frivolous, however the indemnification shall in any event not extend to payments to be made by the Indemnitee under any order for costs given in such Proceeding) or (iii) the Company voluntarily elects to provide the indemnification, in its sole discretion, and without any obligation to do so, if and to the extent permitted by applicable law; and

d.	to the extent that his Liabilities and Expenses are paid or incurred by virtue of any other capacity of the Indemnity than referred to in Clause 2.1, including being a shareholder or stock option holder of the Company.

2.3	The exclusion of Clause 2.2(a) shall apply mutatis mutandis if (and to the extent) a similar decision has been rendered by another competent court or arbitral tribunal.

2.4	For the avoidance of doubt, unlawful acts and improper performance of duties as referred to in Clause 2.2(a) shall include wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct of the Indemnitee.

3	ADVANCEMENT OF EXPENSES

3.1

Notwithstanding Clause 4.7 and any other provision of this Agreement (but subject to the entirety of this Clause 3, including Clause 3.2), the Company shall advance or reimburse all Expenses reasonably paid or incurred by the Indemnitee in connection with any Proceeding to the extent this relates to his position as a Managing Director, former Managing Director, Supervisory Director, former Supervisory Director, Officer or former Officer ultimately within ten (10) Business Days after receipt by the Company of a statement or statements from the Indemnitee requesting such advance (an “Advance”) from time to time, or within such shorter period as indicated by the Indemnitee if necessary to secure the Indemnitee’s rights in such Proceedings, whether prior to or after final resolution of such Proceeding. Such statement or statements shall reasonably evidence the Expenses reasonably paid or incurred by the Indemnitee and shall include or be preceded or accompanied by a binding and irrevocable written undertaking by or on behalf of the Indemnitee to immediately repay such Advance if it is ultimately determined by a competent court or arbitral tribunal, as applicable, in a final and binding decision, that the Indemnitee is not entitled to be indemnified for such Expenses. It is understood between the Company and the Indemnitee, and the Indemnitee hereby explicitly accepts (to the extent necessary, in advance), that any future Advance pursuant to this Agreement is made to the Indemnitee under the condition that the Indemnitee shall repay any such Advance if and to the extent that it is ultimately determined by a competent court or arbitral tribunal, as applicable, in a final and binding decision, that the Indemnitee is not entitled to be indemnified by the Company for the Expense to which the Advance relates. Any Advances and undertakings to repay pursuant to this Clause 3.1 shall be unsecured and interest free.

3.2	The Indemnitee will not be entitled to any Advance in connection with any of the matters for which indemnity is excluded pursuant to Clause 2.2.

4	DETERMINATION OF ENTITLEMENT TO AND PAYMENT OF INDEMNIFICATION

4.1	The Indemnitee may deliver to the Company a written request to have the Company indemnify and hold harmless the Indemnitee in accordance with this Agreement. Subject to Clause 4.9, such request may be delivered from time to time and at such time(s) as the Indemnitee deems appropriate in his or her sole discretion. Such request shall include such relevant documentation and information as is reasonably available to the Indemnitee. Following such a written request for indemnification, the Indemnitee’s entitlement to indemnification shall be determined in accordance with Clause 4.2.

4.2	Upon written request by the Indemnitee for indemnification pursuant to Clause 4.1, an initial determination with respect to the Indemnitee’s entitlement thereto will be made by one of the following, at the election of the Company:

a.	so long as there are Disinterested Directors with respect to such Proceeding, a majority vote of the Disinterested Directors,

b.	so long as there are Disinterested Directors with respect to such Proceeding, a committee of such Disinterested Directors designated by a majority vote of such Disinterested Directors, or

c.	Independent Counsel in a written opinion delivered to the Management Board, a copy of which will also be delivered to the Indemnitee.

The specific election by the Company in any given case to use the person, persons or entity enumerated above to make such determination is to be included in a written notification to the Indemnitee. The person, persons or entity chosen to make such initial determination under this Agreement of the Indemnitee’s entitlement to indemnification shall act reasonably and in good faith in making such determination.

4.3	Any determination pursuant to Clause 4.2 shall not in any way (i) preclude the Company from (a) arguing before a competent court or arbitral tribunal, as applicable, that the Indemnitee is not entitled to be indemnified by the Company hereunder, and (b) recovering any amounts paid to the Indemnitee under this Agreement (including Advances) following a determination by a competent court or arbitral tribunal, as applicable, in a final and binding decision, that the Indemnitee is not entitled to be indemnified by the Company hereunder, or (ii) limit or otherwise adversely affect any right or the position of the Company in any proceedings before a competent court or arbitral tribunal, as applicable. A competent court or arbitral tribunal, as applicable, shall not in any way be bound by the determination made pursuant to Clause 4.2.

4.4

If the determination pursuant to Clause 4.2 will be made by an Independent Counsel, the Independent Counsel will be selected by the Company and the Company will give written notice to the Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. The Indemnitee may, within five (5) Business Days after such written notice of selection is given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a competent court or arbitral tribunal, as applicable, has determined that such objection is without merit. If the determination pursuant to Clause 4.2 will be made by an Independent Counsel, and within fifteen (15) Business Days after submission by Indemnitee of a written request for indemnification pursuant to Clause 4.1, no Independent Counsel is selected, or an Independent Counsel for which an objection thereto has been properly made remains unresolved, either the Company or the Indemnitee may, at the Company’s expense, petition a competent court or arbitrator, as applicable, for resolution of any objection which has been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court may designate. The Company will pay any and all reasonable and necessary fees and expenses incurred by such selected Independent Counsel in connection with the determination pursuant to Clause 4.2.

4.5	In making a determination, pursuant to Clause 4.2, the person, persons or entity making such determination will presume that the Indemnitee is entitled to indemnification under this Agreement and anyone seeking to overcome this presumption will have the burden of proof.

4.6	The Company will use all reasonable efforts to cause any determination required to be made pursuant to Clause 4.2 to be made as promptly as practicable after the Indemnitee has submitted a written request for indemnification pursuant to Clause 4.1.

4.7

All payments of Expenses and other amounts by the Company to the Indemnitee pursuant to this Agreement will be made as soon as practicable after a written request or demand therefor by the Indemnitee is received by the Company, but in no event later than ten (10) Business Days after such request or demand is received or such later date as it has been found in the initial determination pursuant to Clause 4.2 that the Indemnitee shall be indemnified under this Agreement; provided, however, that an Advance will be made within the time provided in Clause 3.1. The written request of the Indemnitee for indemnification and payments shall constitute a binding and irrevocable undertaking of the Indemnitee towards the Company providing that the Indemnitee undertakes (verplicht zich ertoe) to the fullest extent allowed by applicable law to repay any such indemnification payment if and to the extent that it is ultimately determined by a competent court or arbitral tribunal, as applicable, in a final and binding decision that the Indemnitee is not entitled to be indemnified by the Company under this Agreement. It is understood between the Company and the Indemnitee, and the Indemnitee hereby explicitly accepts (to the extent necessary, in advance), that any future indemnification payment pursuant to this Agreement is made to the Indemnitee under the condition that the Indemnitee shall repay any such indemnification payment if and to the extent that it is ultimately determined by a competent court or arbitral tribunal, as applicable, in a final and binding decision, that the Indemnitee is not entitled to be indemnified by the Company under this Agreement.

4.8	The Indemnitee will fully cooperate with the person, persons or entity making a determination pursuant to Clause 4.2, including providing to such person, persons or entity, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably relevant to such determination. Any actual and reasonable out of pocket expenses incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination will be borne by the Company, unless it is ultimately determined that by a competent court or arbitral tribunal, as applicable, in a final and binding decision, that the Indemnitee is not entitled to indemnification under this Agreement.

4.9	The Indemnitee will in any event be required to submit any request for indemnification pursuant to this Clause 4 within a reasonable time, not to exceed one (1) year, after any judgment, order, settlement, dismissal, arbitration award, conviction, or other full or partial final determination or disposition of the Proceeding. The failure to timely submit the request to the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise, unless and only to the extent that such failure or delay adversely prejudices the Company.

5	NOTIFICATION AND DEFENSE OF PROCEEDINGS

5.1	The Indemnitee agrees to promptly notify the Company in writing upon receipt of a complaint, demand letter, writ of summons, or other document in relation to (or upon otherwise becoming aware of) any Proceeding against the Indemnitee for which indemnification will or could be sought under this Agreement. The failure to notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise, unless and only to the extent that such failure or delay adversely prejudices the Company.

5.2	The Company will be entitled to participate in any Proceeding notified to the Company in accordance with Clause 5.1 and any other Proceeding against the Indemnitee for which indemnification will or, in the reasonable determination of the Company, could be sought under this Agreement. Any participation of the Company in any Proceeding in accordance with the previous sentence, shall not in any way limit or otherwise adversely affect the right of the Company to dispute the Indemnitee’s right to indemnification hereunder.

5.3	With respect to any Proceeding notified to the Company in accordance with Clause 5.1, the Company shall be entitled to assume the defense thereof, with counsel selected by the Company and reasonably satisfactory to Indemnitee. The Company shall consult the Indemnitee on the conduct of the defense. The Company shall, however, have the right to conduct the defense as it sees fit in its sole discretion, provided that the Company shall conduct the defense in good faith and in a diligent manner. The Indemnitee shall have the right to employ its own counsel in such Proceeding, but any fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the Indemnitee’s expense, unless: (i) the employment of counsel by the Indemnitee has been authorized in writing by the Company; (ii) an actual conflict of interest arises between the Company and the Indemnitee in the conduct of such defense or representation by such counsel retained by the Company and the Company has not appointed new counsel who does not have a conflict of interest; or (iii) the Company does not continue to retain counsel and the Company has not appointed new counsel reasonably satisfactory to the Indemnitee to assume the defense of such Proceeding, in which cases the reasonable fees and expenses of counsel shall be at the expense of the Company.

5.4	The Company shall have no obligation to indemnify the Indemnitee under this Agreement for any amounts paid or expenses incurred in connection with a settlement of any Proceeding effected without the

Company’s prior written consent, which consent shall not be unreasonably withheld.

5.5	The Company shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment or award against the Indemnitee or enter into any settlement or compromise which (i) contains any non-monetary remedy imposed on the Indemnitee or a Liability for which the Indemnitee is not wholly indemnified under this Agreement or (ii) with respect to any Proceeding with respect to which the Indemnitee is made a party or a participant or is otherwise entitled to seek indemnification hereunder, does not include a full and unconditional release of the Indemnitee from all liability in respect of such Proceeding. Neither the Company nor the Indemnitee will unreasonably withhold its consent to any proposed settlement.

5.6	The Indemnitee shall fully cooperate with the Company and its counsel and shall give the Company and its counsel, at the Company’s expense, all information and access to documents and files, and to the Indemnitee’s advisors and representatives, to the extent within the Indemnitee’s power, in each case as may be reasonably requested by the Company or its counsel with respect to any Proceeding that was (or should have been) notified to the Company in accordance with Clause 5.1.

6	LIABILITY INSURANCE

6.1	The Company will use its reasonable endeavours to obtain and maintain. a policy or policies providing liability insurance to the Indemnitee with coverage up to such amount as will be determined by the Management Board for any Liabilities incurred by the Indemnitee and any expense reasonably paid or incurred by the Indemnitee in connection with any Proceeding, to the extent such Liabilities and Expenses relate to his position as a Managing Director, former Managing Director, Supervisory Director, former Supervisory Director, Officer or former Officer.

6.2

The Company undertakes to give prompt written notice of the commencement of any claim hereunder to its insurers in accordance with the procedures set forth in each of the policies providing liability insurance to the indemnitee to the extent that, in the reasonable determination of the Company, insurance coverage is available in respect of such claim. Upon written request by the Indemnitee, the Company shall provide the Indemnitee with a copy of such notice. The Company shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on behalf of theIndemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. This Clause 6.2 shall not affect the Company’s authority to freely negotiate or reach any compromise with the insurer that is reasonable in the Company’s sole discretion, provided that the Company shall act in good faith and in a diligent manner.

6.3	The Indemnitee will cooperate in all ways with the Company and its counsel and, if required by the Company, with the insurers issuing the Company’s Managing Directors’, Supervisory Directors’ and Officers’ or other relevant liability insurance, to the extent the Company deems such cooperation reasonably necessary.

7	NON-EXCLUSIVITY

The rights and remedies of the Indemnitee hereunder shall not be deemed exclusive of any other rights or remedies the Indemnitee may at any time have under applicable law, any agreement other than this Agreement, any insurance policy or otherwise and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent exercise of any other right or remedy.

8	SUBROGATION

8.1	In the event of any payment by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee with respect thereto, including rights under any policy of insurance or other indemnity agreement or obligation, and the Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to enforce such rights inside or outside of court.

8.2

To the extent the subrogation referred to in Clause 8.1 is not possible for whatever reason, the Indemnitee shall, at the request and expense of the Company, take all reasonable steps to enforce such right of recovery in his own name (credit being given to the Company for any sum recovered by Indemnitee by reason of such right of recovery) or assign the right of recovery to the Company.

9	PARTIAL INDEMNIFICATION

If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Liabilities or Expenses incurred by him in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Liabilities or expenses to which the Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all claims, issues or matters relating in whole or in part to an indemnifiable event, occurrence or matter hereunder, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred in connection with such specific defences on which Indemnitee prevailed.

10	NO DUPLICATIVE PAYMENTS

10.1	The Company shall not be required under this Agreement to make any payment of amounts otherwise indemnifiable hereunder, if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

10.2	If and to the extent the Indemnitee receives a payment under any insurance policy, contract, agreement (other than this Agreement) or otherwise after the Company has indemnified the Indemnitee for a Liability or expense, the Indemnitee shall reimburse to the Company the amounts received from the Company under this Agreement in connection with such Liability or expense promptly upon receipt of such payment by the Indemnitee.

11	DURATION OF AGREEMENT

This Agreement shall remain in effect until and terminate upon the latest of (a) the statute of limitations applicable to any claim that could be asserted against the Indemnitee with respect to which the Indemnitee is entitled to indemnification under this Agreement, (b) ten years after the date that the Indemnitee has ceased to serve as a Managing Director,

Supervisory Director or Officer or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which the Indemnitee is granted rights of indemnification hereunder or there is a pending Proceeding in connection with this Agreement, one year after the final termination of such Proceeding (including any and all appeals).

12	MISCELLANEOUS PROVISIONS

12.1	Entire Agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter covered hereby and supersedes any previous oral or written agreements, arrangements and understandings between the Parties, provided however that it is agreed that the provisions contained in this Agreement are a supplement to, and not a substitute for, any provisions regarding the same subject matter contained in the Company’s articles of association as they may read from time to time and any employment or similar agreement between the Parties.

12.2	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

12.3	Amendment

No amendment to this Agreement shall have any force or effect unless and until it is in writing and signed by the Parties.

12.4	No implied waiver; no forfeit of rights

12.4.1	Any waiver under this Agreement must be given by written notice to that effect.

12.4.2	Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking). The rights of each Party under this Agreement may be exercised as often as necessary and are cumulative and not exclusive of rights and remedies provided by law.

12.5	Third party stipulations

This Agreement does not grant any rights to any third party (derdenbedingen), including for the avoidance of doubt any insurer.

12.6	Notice

12.6.1	Any notice or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by registered mail or sent as an email to the relevant email address set out in Clause 12.6.2. Delivery by courier shall be regarded as delivery by hand.

12.6.2	Notices under this Agreement shall be sent to the addresses of the Parties as specified below:

if to the Company:
ProQR Therapeutics N.V.
Attn:	Management Board
Email address:	ddeboer@proqr-tx.com
Address	Darwinweg 24
2333 CR LEIDEN
The Netherlands

With copy to:
NautaDutilh N.V.
Attn:	Mr. C.J.C. de Brauw
Email address:	Christiaan.deBrauw@nautadutilh.com
Address:	Strawinskylaan 1999
1077 XV AMSTERDAM
The Netherlands

if to Indemnitee:
to the address set forth below Indemnitee’s signature to this Agreement.

Attn:	[—]
Email address:	[—]
Address:	[—]

or such other address as the Party to be given notice may have notified to the other Party from time to time in accordance with this Clause for that purpose.

12.6.3	A notice shall be effective, in the absence of earlier receipt:

a.	if delivered by hand to the relevant address referred to in Clause 12.6.2, at the time of delivery;

b.	if sent by registered mail to the relevant address referred to in Clause 12.6.2 and that address is in the same country as the sender, at the expiration of two (2) Business Days after the time of posting;

c.	if sent by registered mail to the relevant address referred to in Clause 12.6.2 and that address is not in the same country as the sender, at the expiration of seven (7) Business Days after the time of posting;

d.	if sent by email to the relevant email address referred to in Clause 12.6.2, one Business Day after the time of transmission;

12.6.4	If a notice or communication would otherwise be deemed to have been delivered outside normal business hours (being 9:00 a.m. to 5:00 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause 12.6, it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

12.6.5	In proving service of the notice or communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the notice or communication was properly addressed and posted as registered mail or that the email was recorded in the IT system of the sender as having been sent and that the sender did not receive within twelve hours of sending the email an error message indicating failure to deliver. For the avoidance of doubt, a notification that the recipient of an email is out of the office, or no longer working at an organisation, shall not constitute an error message indicating failure to deliver.

12.6.6	The provisions of this Clause 12.6 shall not apply in relation to the service of documents for the purpose of litigation.

12.7	Counterparts

This Agreement may be executed in two or more counterparts (including by facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.8	Assignment; successors

12.8.1	No Party may assign this Agreement (contractsoverneming) or assign any of its rights hereunder without the prior written consent of the other Party.

12.8.2	This Agreement shall be binding upon the Company and its successors and shall inure to the benefit of the Indemnitee and the Indemnitee’s heirs, executors and administrators. The Company shall require and cause any of its successors (whether direct or indirect by merger, demerger or otherwise) in respect of this Agreement, to confirm that it has assumed the Company’s rights and obligations under this Agreement and that it agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

12.9	Choice of law

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands, without giving effect to any conflict of laws principles.

12.10	Disputes

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut, “NAI”) as at present in force.

a.	The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English.

b.	The place of arbitration shall be Amsterdam, the Netherlands.

c.	The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint 1 (one) arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within 30 (thirty) days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI.

d.	The arbitral tribunal shall decide in accordance with the rules of law.

The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators.

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This Agreement has been entered into on the date first written above.

For and on behalf of
PROQR THERAPEUTICS N.V.

By:
Title:

For and on behalf of
INDEMNITEE

Name:
Address:
Email: